As filed with the Securities and Exchange Commission on March 2, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DUKE ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-2777218 (I.R.S. Employer Identification No.)
526 South Church Street
Charlotte, North Carolina 28202
(704) 594-6200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Duke Energy Corporation 2006 Long-Term Incentive Plan
(Full Title of the Plan)

Robert T. Lucas III
Duke Energy Corporation
526 South Church Street
Charlotte, North Carolina 28202
(704) 594-6200
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum	Amount of
Securities to be	Amount to be	Offering Price per	Aggregate Offering	Registration
Registered	Registered (1)	Share(2)	Price (2)	Fee (3)
Common Stock, par value $0.001 per share	60,000,000	$19.79	$1,187,400,000	$36,453.18

(1)	Of the shares to be registered under this Registration Statement, 9,997,573 shares were previously registered for issuance under the Registrant’s Duke Energy Corporation 1998 Long-Term Incentive Plan, and 1,649,741 shares were previously registered for issuance under the Registrant’s Cinergy Corp. 1996 Long-Term Incentive Compensation Plan, pursuant to a registration statement on Form S-8 filed on April 3, 2006 (No. 333-132933) (the “Prior Registration Statement”) (such shares, the “Carried Forward Shares”), and the balance are newly registered shares.

(2)	Estimated solely for the purpose of computing the amount of the registration fee under Rules 457(c) and (h) of the Securities Act based on the average of the high and low prices of the common stock reported in the consolidated reporting system by the New York Stock Exchange on February 27, 2007.

(3)	With respect to the Carried Forward Shares registered on the Prior Registration Statement, the Registrant paid a total fee of $36,453.18. In accordance with Rule 457, the principles set forth in Interpretation 89 under Section G, “Securities Act Forms,” of the Manual of Publicly Available Telephone Interpretations (July 1997) of the Division of Corporation Finance of the Securities and Exchange Commission and Instruction E of the General Instructions to Form S-8, the Registrant has carried forward the registration fee for the Carried Forward Shares. As a result of the carry forward, the registration fee of $36,453.18 has been reduced by $36,453.18, and therefore no registration fee has been paid with this filing, reflecting the offset of the fee carry forward. The Registrant is contemporaneously filing Post-Effective Amendment No. 1 to the Prior Registration Statement to reflect the removal from registration under the Prior Registration Statement of the Carried Forward Shares.
This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE
Unless otherwise stated or the context otherwise requires, references in this Registration Statement to “Duke Energy,” the “Registrant,” the “Company,” “we,” “our,” or “us” refer to Duke Energy Corporation, and its direct and indirect subsidiaries. Duke Energy hereby files this Registration Statement on Form S-8 relating to its shares of common stock, par value $0.001 per share, issuable pursuant to the Duke Energy Corporation 2006 Long-Term Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing information required in Part I of this Registration Statement will be provided to each participant in the Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such document(s) are not being filed with the Commission but constitute (together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Commission by us pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

Duke Energy Filings (File No. 1-32853)	Period
Annual Report on Form 10-K Current Reports on Form 8-K or 8-K/A	Fiscal Year ended December 31, 2006 April 4, 2006 (the description of our common stock is contained in this filing which is also the filing pursuant to which our common stock is deemed registered pursuant to Section 12(b) of the Exchange Act), January 8, 2007, January 31, 2007, February 28, 2007
     We also incorporate by reference any filings made by Duke Energy Corporation with the Commission in accordance with Sections 13(a),
13(c), 14 or 15(d) of the Exchange Act on or after the date of this Registration Statement and before the termination of the offering. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference in this document.
     Shareholders can obtain any document incorporated by reference in this document from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this Registration Statement, the exhibit will also be provided without charge, by requesting it in writing or by telephone from us at:
Duke Energy Corporation
526 South Church Street
Charlotte, North Carolina 28202
(800) 488-3853
Attention: Investor Relations
     You may also obtain these documents from our website at www.duke-energy.com/investors or at the Commission’s website www.sec.gov by clicking on the “Search for Company Filings” link, then clicking on the “Companies & Other Filers” link, and then entering our name in the “name” field or “DUK” in the ticker symbol field.
Item 4. Description of the Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director of ours shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under applicable law.
     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses in any event. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or by-laws, a vote of shareholders or disinterested directors, agreement or otherwise.
     Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

     Our by-laws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
     Our by-laws further provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to our best interests except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     However, our by-laws provide that we will only provide indemnification pursuant to the by-laws (unless ordered by a court) if such indemnification is authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in the by-laws. Such determination is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of directors who are not parties to such action, suit or proceeding designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders. Such determination is to be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on our behalf. To the extent, however, that a present or former director or officer of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
     Our by-laws further provide that, except for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors.
     The indemnification and advancement of expenses provided by, or granted pursuant to, our by-laws are not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. It is our policy that indemnification shall generally be made to the fullest extent permitted by law. Our by-laws do not preclude indemnifying persons in addition to those specified in the by-laws but whom we have the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
     We may also purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power or the obligation to indemnify such person against such liability under the provisions of the by-laws.
     Each of the parties to the merger agreement between us, our predecessor Duke Energy Corporation, a North Carolina corporation (“Duke Energy NC”), and Cinergy Corp., agreed, that, to the fullest extent permitted under applicable law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the consummation of the Cinergy merger existing as of the date of the merger agreement in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified of Cinergy and its subsidiaries or Duke Energy NC and its subsidiaries, as the case may be, as provided in their respective certificate or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification will survive the merger and will continue in full force and effect in accordance with their terms. In addition, from and after the consummation of the Cinergy merger, directors, officers, employees and fiduciaries under benefit plans currently indemnified of Cinergy or Duke Energy NC or their respective subsidiaries who become directors, officers, employees or fiduciaries under our benefit plans will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under our benefit plans.
     Further, the merger agreement provides that for six years after the consummation of the merger, we will maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies maintained by Cinergy and Duke Energy NC covering acts or omissions occurring on or prior to the consummation of the merger with respect to those persons who were covered by the parties’ respective directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of the merger agreement. If such no less favorable insurance coverage cannot be maintained, we will maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable.
     The merger agreement also provides that from and after the consummation of the merger, we will indemnify and hold harmless each present director and officer of Cinergy or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date of the merger agreement, and any person who becomes such a director or officer between the date of the merger agreement and the consummation of the merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the consummation of the merger, whether asserted or claimed prior to, at or after the consummation of the merger (including any matters arising in connection with the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law (and we will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).
     The merger agreement further provides that from and after the consummation of the merger, we will indemnify and hold harmless each director and officer of Duke Energy NC or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date of the merger agreement, and any person who becomes such director or officer between the date of the merger agreement and the consummation of the merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the consummation of the merger, whether asserted or claimed prior to, at or after the consummation of the merger (including any matters arising in connection with the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law (and we will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).
     The obligations of us, Cinergy and Duke Energy NC will not be terminated or modified by such parties in a manner so as to adversely affect any of the persons entitled to indemnification without the consent of such affected persons. If we, Cinergy or Duke Energy NC or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not to be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions will be made so that the successors and assigns of us, Cinergy or Duke Energy NC, as the case may be, assumes all of the foregoing indemnification obligations.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit
Number	Description of Document
4.1*	Amended and Restated Certificate of Incorporation of Duke Energy Corporation (filed with Form 8-K, dated April 4, 2006, as Exhibit 3.1)

4.2*	Amended and Restated By-Laws of Duke Energy Corporation (filed with Form 8-K, dated April 4, 2006, as Exhibit 3.2)

4.3*	Duke Energy Corporation 2006 Long-Term Incentive Plan (filed with Schedule 14A, dated September 15, 2006, as Appendix A)

5.1	Opinion of Robert T. Lucas III

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Energy Corporation

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm for TEPPCO Partners, L.P.

24.1	Power of Attorney of certain officers and directors of Duke Energy Corporation

24.2	Resolution of Duke Energy Corporation regarding Power of Attorney

*	Previously filed and incorporated herein by reference thereto.
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          Provided, however,
          Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Duke Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on March 2, 2007.

DUKE ENERGY CORPORATION (Registrant)

By:	James E. Rogers*

Name:	James E. Rogers
Title:	Chairman, President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
(i)	Principal executive officer:
James E. Rogers*
Director and Chairman, President and Chief Executive Officer
(ii)	Principal financial officer:
David L. Hauser*
Group Executive and Chief Financial Officer
(iii)	Principal accounting officer:
Steven K. Young*
Senior Vice President and Controller
(iv)	A majority of the Directors:
William Barnet III*
G. Alex Bernhardt, Sr.*
Ann Maynard Gray*
James T. Rhodes*
James E. Rogers*
Mary L. Schapiro*
Dudley S. Taft*
Date: March 2, 2007

*	The undersigned, by signing his name hereto, does hereby sign this document on behalf of each of the above named persons indicated above by asterisks, pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

By:	/s/ Robert T. Lucas III
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Document
4.1*	Amended and Restated Certificate of Incorporation of Duke Energy Corporation (filed with Form 8-K, dated April 4, 2006, as Exhibit 3.1)

4.2*	Amended and Restated By-Laws of Duke Energy Corporation (filed with Form 8-K, dated April 4, 2006, as Exhibit 3.2)

4.3*	Duke Energy Corporation 2006 Long-Term Incentive Plan (filed with Schedule 14A, dated September 15, 2006, as Appendix A)

5.1	Opinion of Robert T. Lucas III

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Energy Corporation

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm for TEPPCO Partners, L.P.

24.1	Power of Attorney of certain officers and directors of Duke Energy Corporation

24.2	Resolution of Duke Energy Corporation regarding Power of Attorney

*	Previously filed and incorporated herein by reference thereto.